BARRY L. FRIEDMAN, P.C.
                                1582 Tolita Drive
                               Las Vegas, NV 89123

February 12, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

         Re: Resignation as Independent Auditor for Whatsupmusic.com, Inc.

Gentlemen:

         The undersigned has been provided with a copy of an Amendment No. 1 to Form 8-K, fax date of February 12, 2001, being filed with the Securities and Exchange Commission by Whatsupmusic.com, Inc. relating to the replacement of this firm by MacKay & Partners, Chartered Accountants. This firm agrees with the contents of the Amendment No. 1 to Form 8-K as presented to us on February 12, 2001.

Very truly yours,

/s/ Barry L. Friedman

Barry L. Friedman, P.C.
(702) 361-8414